Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 09:03 AM 06/19/2017 FILED 09:03 AM 06/19/2017 SR 20174812227 - File Number 6073892

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CIBC HOLDCO INC.

The Original Certificate of Incorporation of CIBC Holdco Inc. was filed on June 20, 2016 with the Office of the Secretary of State of the State of Delaware (the “Original Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation which amends and restates the Original Certificate of Incorporation as set forth below, has been duly adopted, executed and filed and shall become effective in accordance with Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

FIRST: The name of the Corporation is “CIBC Holdco Inc.” (the “Corporation”).

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington 19808 County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL, and to conduct its business, promote its purposes and carry on its operations in any and all of its other offices, if there be other offices, both within and without the State of Delaware, in any and all States of the United States of America, in the District of Columbia and in any foreign countries, other than Canada.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Ten Thousand Three Hundred and Twenty (10,320) shares, of which:

1) Ten Thousand (10,000) Class A shares of common stock, shall have a par value of $0.01 per share (the “Class A Common Stock”);

2) Ten (10) Class B shares of common stock, shall have a par value of $0.01 per share (the “Class B Common Stock”);

3) Ten (10) Class C shares of common stock, shall have a par value of $0.01 per share (the “Class C Common Stock”, and together with the Class A Common Stock and Class B Common Stock, the “Common Stock”); and

4) Three Hundred (300) shares of preferred stock, shall have no par value (the “Preferred Stock”).

A statement of the powers, designations, preferences, and relative participating, optional or other special rights and the qualifications, limitations and restrictions of the Common Stock is as follows:

I. Common Stock.

(a)                       Voting Rights. Except as may otherwise be provided in this Amended and Restated Certificate of incorporation (this “Certificate”) or by applicable law, each holder of (i) Class A Common Stock shall be entitled to ten (10) votes for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, (ii) Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, (iii) Class C Common Stock shall be entitled to 0.5 (1/2) vote for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and (iv) Preferred Stock shall not be entitled to any voting powers in respect thereof. The Common Stock shall all vote together as a single class unless otherwise required by applicable law.

(b)                       Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding shares of Preferred Stock provided for or fixed pursuant to the provisions hereof, dividends may be declared and paid on the Common Stock at such times and in such amounts as the board of directors of the Corporation (the “Board of Directors”) in its discretion shall determine.

(c)                        Liquidation; Dissolution. Upon the dissolution, liquidation or winding-up of the Corporation, subject to applicable law and the rights, if any, of the holders of any outstanding shares of Preferred Stock provided for or fixed pursuant to the provisions hereof, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

(d)                       Rights of the Common Stock. Except as may otherwise be required by law or as set forth herein, the Common Stock shall have the same rights and privileges, share ratably and be identical in all respects as to all matters.

(e)                        Redemption; Repurchase. To the extent required by applicable banking laws, including as required to preserve “Common Equity Tier 1” regulatory capital treatment under such laws, any redemption or repurchase of any shares of Common Stock by the Corporation shall be subject to the consent or approval of the Board of Governors of the Federal Reserve System or the applicable Federal Reserve Bank acting under delegated authority.

The designations and the voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the Preferred Stock which are fixed by this Certificate and the express grant of authority to the Board of Directors, to fix by resolution or resolutions the designations and the voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the Preferred Stock which are not fixed by this Certificate are as follows:

II. Preferred Stock.

(a)                       Grant of Authority. Authority is hereby expressly granted to and vested in the Board of Directors at any time or from time to time to issue the Preferred Stock, and to fix by resolution or resolutions providing for the issue of shares thereof the designations and the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such Preferred Stock so far as not inconsistent with the provisions of this Article Fourth applicable to all of the Preferred Stock, and to the full extent now or hereafter permitted by the laws of the State of Delaware.

(b)                       Dividends.

(i)                           Subject to applicable law, dividends may be declared and paid on the Preferred Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

(ii)                        So long as any shares of Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares or options, warrants or rights to subscribe for or purchase shares of Common Stock) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock, nor shall any Common Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any Common Stock) by the Corporation (except by conversion into or exchange for shares of Common Stock) unless, in each case, all declared dividends on all outstanding shares of Preferred Stock shall have been paid or declared and set aside for payment.

(c)                        Liquidation.

(i)                           Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, each of the holders of shares of Preferred Stock, as such, shall be entitled to receive (out of the assets of the Corporation legally available for distribution to its stockholders), before any payment or distribution shall be made on the shares of any class or classes or series of any class or classes of capital stock of the Corporation ranking junior to the Preferred Stock, an amount equal to One Thousand U.S. Dollars (US$1,000) per share, plus such holder’s pro rata portion of the Preferred Stock dividends that has accrued and has not been paid (the “Liquidation Amount”).

(ii)                        After each Preferred Stock holder receives payment of the Liquidation Amount, the holders of shares of Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(iii)                     Neither the sale of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other person or entity or the merger or consolidation of any other person or entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

(d)                       Ranking. For purposes of this Article Fourth Part II, shares of Common Stock shall be deemed to rank junior to shares of Preferred Stock as to dividends.

(e)                        No Pre-emptive Rights. No holder of Preferred Stock, shall have any pre-emptive rights with respect to Common Stock or any other securities of the Corporation or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized pursuant to this Certificate.

(f)                         Voting Rights. Except as may otherwise be provided in this Certificate or by the DGCL, no holder of shares of Preferred Stock, as such, shall be entitled to any voting powers in respect hereof. So long as any shares of Preferred Stock are outstanding, the vote of at least a majority of the holders of the outstanding shares of Preferred Stock, voting separately as a class, shall be necessary to adopt any alteration, amendment, modification or repeal of any provision of this Article Fourth Section II (including, without limitation, any such alteration, amendment, modification or repeal effected by any merger or consolidation in which the Corporation is a constituent entity).

(g)                        No Conversion. No share of Preferred Stock shall be convertible into shares of Common Stock.

(h)                       Redemption Rights. The Corporation, at the option of the Board of Directors, may redeem the whole or any part of the Preferred Stock at the price or prices and on the terms and conditions provided in the resolution or resolutions adopted by the Board of Directors providing for the issue of such Preferred Stock, and to the extent required by applicable banking laws, including as required to preserve “Additional Tier 1” regulatory capital treatment under such laws, any redemption of any shares of Preferred Stock by the Corporation shall be subject to the consent or approval of the Board of Governors of the Federal Reserve System or the applicable Federal Reserve Bank acting under delegated authority.

(i)                           Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a stock ledger for the registration of Preferred Stock. Upon the surrender of any certificate or certificates representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the shares of Preferred Stock represented by such new certificate from the date, if any, on which dividends were fully paid or the date of issuance, as the case may be, on the shares of Preferred Stock formerly represented by such surrendered certificate.

(j)                          Replacement of Certificate(s). Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the stockholder of record shall be satisfactory) of the ownership and the loss, theft or destruction of any certificate or certificates representing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of such loss, theft or destruction, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock represented by such lost, stolen or destroyed certificate and dated the date of such lost, stolen or destroyed certificate, and dividends shall accrue on the shares of Preferred Stock represented by such new certificate from the date, if any, on which dividends were fully paid or the date of issuance, as the case may be, on the shares of Preferred Stock formerly represented by such lost, stolen or destroyed certificate.

(k)                       Notices. All notices referred to herein shall be in writing and shall be delivered personally or by first class mail, postage prepaid and shall be deemed to have been given when so delivered or mailed (i) if to the Corporation, at its principal executive offices and (ii) if to any holder of shares of Preferred Stock, at such holder’s address as it appears in the records of the Corporation (unless otherwise specified in a written notice to the Corporation made by such holder).

FIFTH: The Corporation is to have perpetual existence.

SIXTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the by-laws of the Corporation.

SEVENTH: The personal liability of Directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended. Without limiting the generality of the foregoing, a Director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any amendment, repeal or modification of this Article Seventh shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such amendment, repeal or modification.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, the Corporation may not amend, alter, change or repeal Article Fourth hereof without the consent of the holders of a majority of the shares of the stock issued and outstanding.

NINTH: In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on June 19, 2017.

CIBC HOLDCO INC.

/s/ Maria Torres
By: Maria Torres
Title: Secretary